Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 16, 2014 with respect to the Statement of Revenues and Certain Expenses of The Streets of West Chester for the year ended December 31, 2013 which is included in American Realty Capital – Retail Centers of America, Inc.’s Current Report on Form 8-K/A filed on June 16, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

July 14, 2014